UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2013

JOSHUA GOLD RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53809	27-0531073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2368 Lakeshore Rd. W, Suite 300 Oakville, Ontario, Canada	L6L 1H5

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 354-9991

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Material Terms of the Agreement

On June 3, 2013, Joshua Gold Resources Inc. (the “Company”) entered into and closed a mineral property acquisition agreement (the “Agreement”) with Midnight Capital Corp., an entity formed under the laws of Canada (“MCC”), pursuant to which MCC agreed to sell to Company an undivided one hundred percent (100%) interest in and to certain mineral interests consisting of six (6) patented claims located in the Townships of Neville and St. Louis, Ontario, Canada (the “Conveyed Property”).  As consideration for the sale of the Conveyed Property, the Company paid One and No/100 Dollars (CDN $1) and issued 500,000 shares of the Company’s common stock.  As of the date of this filing, CDN $1 is approximately USD $0.97.

Scott Keevil is the president and sole shareholder of MCC.  Mr. Keevil is also the beneficial owner of 3,533,334 shares, representing a 4.521% beneficial ownership interest in the Company immediately prior to the closing of the Agreement.

The description of the Agreement above is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 and incorporated in this Item 1.01 by reference.

Item 3.02

Unregistered Sales of Equity Securities.

The disclosure required by this item is included in Item 1.01 hereof and is incorporated herein by reference. The shares of common stock of the Company to be issued pursuant to the Agreement will be issued under the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01

Financial Statements and Exhibits.

Please note that (i) the representations and warranties contained in the Mineral Property Agreement (included as Exhibit 10.1 hereto) were made for the purposes of allocating contractual risk between the parties and not as a means of establishing facts, (ii) the Agreement may have different standards of materiality, (iii) the representations may be qualified by a confidential disclosure schedule that may contain non-public information that is not material, (iv) facts may have changed since the date of the Agreement and (v) only parties to the Agreement and specified third-party beneficiaries have a right to enforce the Agreement.

(d)  Exhibits

Exhibit

Description

10.1

Mineral Property Acquisition Agreement, by and between Company and MCC, entered into on June 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Joshua Gold Resources Inc.
(Registrant)

Date: June 6, 2013	By:	/S/ Benjamin Ward
Benjamin Ward President, CEO and Director

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